UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.
    Form 4 or Form 5 Obligations may continue.
    See Instruction 1(b).

1.  Name and Address of Reporting Person:
    LAPPING, THOMAS J.
    5555 WEST 78TH STREET
    SUITE E
    EDINA, MN  55439
    USA

2.  Issuer Name and Ticker or Trading Symbol
    COMMUNICATIONS SYSTEMS, INC.
    JCS

3.  IRS or Social Security Number of Reporting Person (Voluntary)

4.  Statement for Month/Year
    2/11/2003

5.  If Amendment, Date of Original (Month/Year)
    N/A

6.  Relationship of Reporting Person(s) to Issuer (Check all Applicable):
    ( ) Director
    ( ) 10% Owner
    (X) Officer (give title below)
    ( ) Other (specify below)
    PRESIDENT - JDL TECHNOLOGIES

7.  Individual of Joint/Group Filing (Check Applicable Line)
    (X) Form filed by One Reporting Person
    ( ) Form filed by more than One Reporting Person

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Table I - Non-derivative Securities Acquired, Disposed of, or Beneficially Owned
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 1. Title of Security  2. Transaction  3. Transaction     4. Securities          5. Amount of          6. Ownership    7. Nature of
                          Date            Code               Acquired (A) or        Securities            Form: Direct    Indirect
                                                             Disposed of (D)        Beneficialy Owned     (D) or          Beneficial
                                                                                    at End of Month       Indirect (I)    Ownership
                                       ---------------
                                                                   (A)
                                                                   or
                                         Code      V      Amount   (D)   Price
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Common Stock              2/11/2003      A                563.603  A               563.603                 I               ESOP*

*Acquired pursuant to Communications Systems, Inc. Employee Stock
 Ownership Plan and Trust

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
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 1.Title of   2.Conver-  3.Trans- 4.Trans- 5.Number of   6.Date      7.Title and   8.Price   9.Number of  10.Ownership  11.Nature of
   Derivative   sion or    action   action   Derivative    Exercis-    Amount of     of        Derivative    Form of      Indirect
   Security     Exercise   Date     Code     Securities    able and    Underlying    Deriva    Securities    Derivative   Beneficial
                Price of                     Acquired      Expira-     Securities    tive      Beneficially  Securities   Ownership
                Deriv-                       (A) or        tion                      Security  Owned at      Beneficially
                ative                        Disposed      Date                                End of        Owned at
                Security                     of (D)                                            Month         End of
                                                                                                             Month
                                  ------------------------------------------------
                                                                            Amount
                                                         Date                 or
                                                         Exer- Expir        Number
                                                         cis-  ation          of
                                  Code   V   (A)   (D)   able  Date   Title Shares
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  Common                          N/A

Explanation of Responses:

Signature of Reporting Person
/s/ THOMAS J. LAPPING

Date
APRIL 17, 2003